Global Axcess Corp Announces Strategy to Rebuild Consistent Earnings Through Organic Growth and Cost Reductions

PONTE VEDRA, FL, Nov. 13, 2006 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News), an independent provider of ATM services, today announced that the Company’s Board of Directors (“Board”) has completed its evaluation of strategic alternatives and has concluded that it is in the best interests of the shareholders to not pursue a Corporate transaction at this time. While the Board will always be receptive to evaluating opportunities which would give shareholders a premium over enterprise value, the Board has decided that for the foreseeable future, the Company will focus on its strategic reorganization plan by attempting to build consistent financial performance, returning to profitability and growing enterprise value through organic growth and cost reductions.

Factors which the Board considered in its evaluation included the competitive landscape and market environment, current valuation multiples, the costs and taxes associated with various potential transaction structures, and the overall strength of the Company’s core ATM placement, management and services business lines.

Joe Loughry, Chairman of the Board said “Global has a healthy customer base and dedicated employees at its core. With proper oversight, execution and focus the Company should be capable of consistent earnings and growth as the ATM market place matures.”

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,600 ATMs in its national network spanning 42 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net